Exhibit 10.3


                                 PROMISSORY NOTE



TO:      Haier Group Company
         Haier Industrial Park
         Qingdao High Tech Zone
         China

For value received, in respect of our purchase of 64.25% of the total issued and outstanding shares Qingdao Haier Pharmaceutical Co., Ltd. from you and the subsequent legal transfer of these shares to us, as per our Share Ownership Purchase and Transfer Agreement dated May 30, 2001, we hereby promise to pay you the amount of USD $8,260,700 (U.S. Dollars Eight Million two hundered and sixty thousand and seven hundred only), on or before November 30, 2001.

Issued this 30th day of May, 2001.


 /s/ Mahmoud S. Aziz
------------------------------------
For and on behalf of
SINO PHARMACEUTICALS CORPORATION